SCHEDULE 14A
                               (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION


  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
  of 1934 (Amendment No.   )

  Filed by the Registrant (x)

  Filed by a Party other than the Registrant ( )

  Check the appropriate box:

  ( )    Preliminary Proxy Statement
  ( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  (x)    Definitive Proxy Statement
  ( )    Definitive Additional Materials
  ( )    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      PEC Israel Economic Corporation
  --------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


  --------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


  Payment of Filing Fee (Check the appropriate box):
  (x)    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or from Item 22(a)(2) of Schedule 14A.
  ( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  ( )    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

    1)   Title of each class of securities to which transaction applies:


         ------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:


         ------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         ------------------------------------------------------------

    4)   Proposed maximum aggregate value of transaction:


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    5)   Total fee paid:


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    ( )  Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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    1)   Amount Previously Paid:


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    2)   Form, Schedule or Registration Statement No.:


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    3)   Filing Party:


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    4)   Date Filed:


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
                        PEC ISRAEL ECONOMIC CORPORATION


                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 23, 1995

                              -------------------


To the Shareholders of PEC ISRAEL ECONOMIC CORPORATION:

    The Annual Meeting of Shareholders of PEC Israel Economic Corporation will be held at 511 Fifth Avenue, 17th Floor, New York, New York on May 23, 1995 at 2:00 P.M., for the following purposes:

        1. To elect 11 directors for the ensuing year;

        2. To transact such other business as may properly come before the meeting.

    The close of business on April 18, 1995 has been fixed as the record date for the meeting. All holders of common stock at such date will be entitled to vote at the meeting.

                                            By Order of the Board of Directors,

                                                        JAMES I. EDELSON,


                                                  Executive Vice President and
                                                            Secretary

New York, New York
April 27, 1995




IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

                        PEC ISRAEL ECONOMIC CORPORATION
                     511 FIFTH AVENUE, NEW YORK, N.Y. 10017



                                PROXY STATEMENT

                              -------------------


    The accompanying form of proxy is solicited on behalf of the Board of Directors of PEC Israel Economic Corporation ("PEC" or the "Company") for use at the annual meeting to be held May 23, 1995. Proxies in the accompanying form which are properly executed and duly returned to PEC and not revoked will be voted as directed. Proxies may be revoked at any time before they are voted by delivery of a written notice of revocation or a subsequent proxy, or by announcing such revocation at the meeting. Under Maine law and the Company's Articles of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum.

    The only securities which are entitled to vote at the meeting are the shares of common stock of PEC, each share of which has one vote. Only shareholders of record at the close of business on April 18, 1995 are entitled to vote at the meeting. As of April 18, 1995, there were outstanding and entitled to vote 18,758,588 shares of PEC common stock. This proxy statement is being distributed to the shareholders commencing on or about April 27, 1995.

    As of April 18, 1995, IDB Development Corporation Ltd. ("IDB Development") owned 13,193,592 shares of PEC common stock, representing approximately 70.3% of the outstanding shares. Approximately 71% of the voting securities of IDB Development are owned by IDB Holding Corporation Ltd. ("IDB Holding"). For information concerning these shareholdings and persons who, by reason of their relationships to IDB Holding, may also be deemed to be beneficial owners of these shares, see "Information as to Share Ownership."

                             ELECTION OF DIRECTORS

    At the meeting, management will present a proposal to elect as directors the 11 nominees named below for the term of one year, and until their respective successors have been elected and qualified. All of the nominees other than Messrs. Eliahu Cohen and Alan S. Jaffe are currently serving as Directors of PEC for terms expiring in May 1995. It is intended (unless such authority is withheld) that votes will be cast pursuant to proxies hereby solicited for the nominees named below. If for any presently unknown reason any of the nominees are unable to serve as a director, another person or persons who may be nominated will be voted for at the discretion of the proxy holders.

    The following chart sets forth certain information with respect to each of the nominees, including beneficial ownership of PEC common stock as of April 14, 1995.

NOMINEES FOR ELECTION

                                                                            NUMBER AND PERCENTAGE OF
                                                                              SHARES OF PEC COMMON
            NAME, PRINCIPAL OCCUPATIONS                       YEAR FIRST             STOCK
                DURING LAST 5 YEARS;                           BECAME A     BENEFICIALLY OWNED AS OF
                OTHER DIRECTORSHIPS*                   AGE     DIRECTOR         APRIL 14, 1995**
- ----------------------------------------------------   ---    ----------    ------------------------
RAPHAEL RECANATI, Chairman, PEC Israel Economic        71        1962         13,193,592 --70.3%(1)
  Corporation; President, Finmar Equities Co.,
  Shipping and Finance; Chairman and Managing
  Director, IDB Holding and IDB Development;
  Chairman, Discount Investment Corporation Ltd.;
  Director, Overseas Shipholding Group, Inc.

FRANK J. KLEIN, President, PEC Israel Economic         52        1994              1,000
  Corporation since January 1, 1995; Director, Elron
  Electronic Industries Ltd. and Scitex Corporation
  Ltd.; For more than 20 years prior to 1995, an
  officer of Israel Discount Bank of New York (Executive
  Vice President from December 1985 to December 1994)

ROBERT H. ARNOW, President, Swig, Weiler and Arnow     70        1988              1,900
  Mgt. Co., Inc., Real Estate

JOSEPH CIECHANOVER, Chairman, El Al Israel             61        1980              2,000
  Airlines Ltd.; Director, IDB Holding and IDB
  Development; From 1980 through 1994, President,
  PEC Israel Economic Corporation

ELIAHU COHEN, Joint Managing Director of IDB           62         --                 -0- (2)
  Holding and IDB Development; Director of Discount
  Investment Corporation Ltd.

ROGER CUKIERMAN, Chief Executive Officer, La           58        1986                -0-
  Compagnie Financiere Edmond de Rothschild Banque;
  Managing Director, Isrop Participations Ltd.;
  Deputy Chairman, Israel General Bank Ltd.

ALAN S. JAFFE, Partner, Proskauer Rose Goetz &         55         --                 -0-
  Mendelsohn LLP, Attorneys, counsel to PEC

HERMANN MERKIN, Member, New York Stock Exchange,       87        1966              5,000
  Inc. and American Stock Exchange, Inc.; Director,
  IDB Holding and Discount Investment Corporation
  Ltd.

HARVEY M. MEYERHOFF, Chairman, Magna Holdings, Inc.,   68        1985             10,400 (3)
  Investments

ALAN S. ROSENBERG, Private Investor; From 1967         65        1992              3,000 (4)
  through 1994, Partner, Proskauer Rose Goetz &
  Mendelsohn LLP, Attorneys, counsel to PEC

RICHARD S. ZEISLER, Private Investor                   78        1949              6,000

- ------------

(1) Represents shares of PEC common stock as to which Mr. Raphael Recanati may be deemed to share voting and dispositive power. See "Information as to Share Ownership."

(2) Mr. Cohen owns options to acquire 80,700 Ordinary "A" Shares of NIS 1.00 each of IDB Development, of which one-half are exercisable until May 11, 1997 and one-half are exercisable until May 11, 1998.

(3) Mr. Meyerhoff is the sole trustee of a charitable income trust which owns 25,570 Ordinary "A" Shares of NIS 1.00 each of IDB Development.

(4) Includes 1,000 shares of PEC common stock owned by Mr. Rosenberg's wife. Mr. Rosenberg disclaims beneficial ownership of these shares.

* IDB Development and IDB Holding are parent companies of PEC. Discount Investment Corporation Ltd., Scitex Corporation Ltd. and Elron Electronic Industries Ltd. are or may be deemed to be affiliates of PEC.

** Except as indicated for Mr. Raphael Recanati, none of the nominees beneficially owns as much as 1% of the common stock of PEC. Except as indicated for Messrs. Recanati and Rosenberg, the amounts shown represent shares of PEC common stock as to which the person has sole voting and dispositive power. Four nominees for election to the Board of Directors are presently members of the Board of Directors of IDB Holding. Except for Mr. Raphael Recanati, none of these four nominees are considered by PEC to share voting and dispositive power with respect to the shares of PEC beneficially owned by IDB Holding.

    As of April 14, 1995, there were 37,666,364 Ordinary Shares of NIS 5.00 each of IDB Holding issued and outstanding. One NIS (New Israel Shekel) was equivalent to approximately $.34 on April 14, 1995. As of April 14, 1995, Mr. Ciechanover beneficially owned 500 Ordinary Shares of IDB Holding, Mr. Cohen beneficially owned 1,700 Ordinary Shares of IDB Holding, Mr. Merkin beneficially owned 20,865 Ordinary Shares of IDB Holding, and Mr. Recanati may be deemed to have shared the power to vote or direct the disposition of (and therefore to have beneficially owned) 19,754,005.4 Ordinary Shares of IDB Holding (52.4% of the outstanding Ordinary Shares).

    In February 1994, following a lengthy trial in Israel, the four largest banks in that country, including Israel Discount Bank Limited ("IDBL"), and its former parent IDB Holding, and members of their senior management were found guilty, in connection with acts that occurred prior to October 1983, of engaging in fraudulent securities transactions and making false statements within the meaning of certain provisions of that country's banking, securities and other laws. The violations involve activities, which terminated in October 1983, relating to shares of these Israeli institutions. Mr. Raphael Recanati, who was chief executive officer of IDBL, and Mr. Eliahu Cohen, who was a member of senior management of IDBL, are among the defendants found guilty. Mr. Recanati, Mr. Cohen and IDB Holding have categorically denied any wrongdoing and are appealing. None of the activities in question relate to or involve PEC or its business in any way.

    Messrs. Merkin and Recanati are members of the Nominating Committee which recommends persons to the Board of Directors for nomination as members of the Board of Directors and election as officers of PEC. The Nominating Committee had one meeting during 1994. The Nominating Committee will consider nominees recommended by shareholders. Recommendations should be submitted in writing to the Secretary of PEC prior to December 31 in each year. PEC has an Audit Committee of the Board. The principal functions of the Audit Committee are to recommend the independent auditors for the Company, review the planned scope and results of audits and other services performed by the auditors, review the auditors' recommendations with regard to internal controls of the Company and review and make recommendations to the Board of Directors with respect to financial and accounting matters generally. The present members of the Audit Committee are Messrs. Merkin and Rosenberg. The Audit Committee held one meeting in 1994. PEC also has a Pension Committee of the Board. The principal functions of the Pension Committee are to administer the Employees' Retirement Plan of PEC and the investment of its assets. The present members of the Pension Committee are Messrs. Klein, Rosenberg and Herbert M. Singer. During 1994, the Pension Committee held one meeting. Two meetings of the Board of Directors and five meetings of the Executive Committee of the Board of Directors were held in 1994. The present members of the Executive Committee are Messrs. Recanati, Klein and Herbert M. Singer. All members of the Board of Directors, except Messrs. Arnow, Cukierman and Dov Tadmor, attended during 1994 at least 75% of the meetings of the Board of Directors and the Committees on which they serve.

    Directors of the Company serve in that capacity without compensation.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to, or earned by, the executive officers of the Company during each of the Company's last three fiscal years:

SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                              -----------------------       ALL OTHER
    NAME AND PRINCIPAL POSITION                       YEAR    SALARY ($)    BONUS ($)    COMPENSATION ($)
- ---------------------------------------------------   ----    ----------    ---------    ----------------
Joseph Ciechanover.................................   1994       525,000          --           95,097(1)
  President                                           1993       475,000      75,000          424,401(1)
                                                      1992       430,000      25,000          472,308(1)

James I. Edelson(2)................................   1994       185,000      10,000            1,476(3)
  Executive Vice President, Secretary and General     1993       170,000      10,000            1,457(3)
    Counsel                                           1992       142,083      10,000            1,437(3)

William Gold(4)....................................   1994       155,000      10,000            1,476(3)
  Treasurer                                           1993       150,000      10,000            1,407(3)
                                                      1992       145,000      10,000            1,387(3)

- --------------

(1) Mr. Ciechanover retired as President of the Company on December 31, 1994. In connection with Mr. Ciechanover's retirement as President, the Company paid Mr. Ciechanover in December 1994 an amount equal to two months of salary, $87,500, for two months of vacation time that he had not taken by the time of his retirement and the Company is paying him $20,000 per month from January 1995 through July 1995. The Company paid insurance premiums of $7,597 in 1994, $7,999 in 1993 and $8,363 in 1992 for term life insurance for Mr. Ciechanover. In December 1991, the Company deposited $1 million in trust to be paid, together with any earnings on such trust amount, to Mr. Ciechanover if his employment is terminated by reason of his death or disability, his discharge by the Company for any reason other than cause, or after his 60th birthday, his voluntary resignation or retirement. Of the $1 million deposited in trust, the Company expensed $416,402 in 1993 and $463,945 in 1992.

(2) Mr. Edelson became employed by the Company in February 1992.

(3) Represents the amount of insurance premiums paid by the Company for term life insurance for the named executive.

(4) Mr. Gold became the Treasurer of the Company in February 1992. Mr. Gold was the Secretary and Assistant Treasurer of the Company from August 1970 to February 1992.

    Messrs. Klein, Edelson and Gold are participants in the Employees' Retirement Plan of PEC. Under the Employees' Retirement Plan, an employee is entitled to annual benefits equal to 2% of (a) his average salary for the five highest consecutive years of credited service preceding retirement or (b) $150,000 for 1994, whichever is lower, multiplied by the number of years of credited service and without reduction for Social Security benefits received. Mr. Klein has 27 years of credited service, all of which is service with a former affiliated employer (for which he received benefits under that employer's plan which offset and reduce the payments due under the PEC Plan). Messrs. Edelson and Gold currently have 3 years and 27 years, respectively, of credited service.

    The following table sets forth the estimated annual pension payable under the Employees' Retirement Plan upon retirement at age 65, to employees at various salary levels and in representative years-of-service classifications:


AVERAGE                         ESTIMATED ANNUAL PENSION
  PAST                BASED ON YEARS OF CREDITED SERVICE AT AGE 65
 ANNUAL         --------------------------------------------------------
 SALARY         10 YEARS        20 YEARS        30 YEARS        40 YEARS
- --------        --------        --------        --------        --------
$125,000        $ 25,000        $ 50,000        $ 75,000        $100,000
 150,000          30,000          60,000          90,000         120,000
 175,000          35,000          70,000         105,000         140,000
 200,000          40,000          80,000         120,000         160,000
 225,000          45,000          90,000         135,000         180,000
 250,000          50,000         100,000         150,000         200,000
 300,000          60,000         120,000         180,000         240,000
 350,000          70,000         140,000         210,000         280,000
 400,000          80,000         160,000         240,000         320,000
 450,000          90,000         180,000         270,000         360,000
 500,000         100,000         200,000         300,000         400,000
 550,000         110,000         220,000         330,000         440,000
 600,000         120,000         240,000         360,000         480,000

The annual pension payable to any employee under the Employees' Retirement Plan may not exceed the limitations imposed for qualified plans under Federal law (currently $120,000). However, under a supplemental arrangement made with Mr. Klein, he will be entitled to receive a lump sum equivalent of additional annual benefits equal to 1 1/2% of his average salary and bonus for the five highest consecutive years of credited service preceding retirement (without any limitation as to amount) multiplied by the number of years of credited service reduced by his annual pension under the Employees' Retirement Plan (and further reduced by retirement benefits from his former employer). For purposes of these calculations, Mr. Klein's prior service with his former employer is included in credited service.

BOARD AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General

    The compensation levels for the executive officers of the Company for 1994, other than bonus amounts, were established by a compensation committee of the Board of Directors (the "Committee"). The Committee was dissolved in late 1994. Its members were Raphael Recanati, Chairman, and James S. Crown who are not current or former employees of the Company. The entire Board of Directors of the Company established the bonus amounts for the executive officers of the Company for 1994. The Board of Directors (or a compensation committee of the Board of Directors if such committee is reconstituted) is responsible for establishing the levels of compensation in the future for the executive officers of the Company. The Board of Directors (or the compensation committee, if any) annually evaluates PEC's compensation paid to its executive officers.

  Compensation Philosophy

    The executive compensation philosophy of the Company is to provide competitive levels of compensation that reward corporate and individual performance and assist the Company in attracting, retaining and motivating highly qualified executives. There is no specific formula pursuant to which any executive officer's compensation is established or adjusted. In setting executive officer salaries and bonuses, the Committee and the Board of Directors considered the recommendations of Mr. Ciechanover, who made compensation recommendations as to all executive officers except himself, the Committee's and the Board of Directors' own subjective evaluations of the performance of those officers, the Company's performance, including enhancement of shareholder value, and the respective officers' length of service to the Company. In evaluating performance, the Committee and the Board of Directors emphasized performance over a period of several years rather than a single year because PEC's business philosophy is to acquire interests in companies that have attractive long-term growth potential even though such investments may not offer current cash returns. The Committee and the Board of Directors did not give particular weight to or quantify any one or more performance factors, but in establishing salaries and bonuses for 1994 the Committee and the Board of Directors considered the Company's financial performance over the past several years, the superior performance of an investment in the Company's common stock compared to an investment in the Peer Group Index over the past five years as shown in the performance graph following this report, the successful initial public offerings during the past two years by four companies in which PEC had equity interests and the many duties performed by the Company's executive officers because of the Company's small staff.

  Components of Compensation

    Compensation paid to the named executive officers, as reflected in the foregoing Summary Compensation Table, consists primarily of base salary and bonus. The amount of the employee's salary and bonus is a function of the employee's officer position as well as individual performance and length of service to the Company. In evaluating the Company's executive compensation levels, the Committee and the Board of Directors reviewed information drawn from a variety of sources, including the compensation policies of other companies (which are not included on the Peer Group Index referred to in the performance graph following this report) with respect to which members of the Committee and the Board of Directors are familiar (particularly companies controlled by IDB Holding), published survey data, information gleaned from the media, and the Company's own experience in recruiting and retaining executives.

  Benefit Plans

    At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria. Such plans include savings and investment (Sec.401(k)), retirement and life and health insurance plans.

  Compensation of the President

    Mr. Ciechanover's 1994 compensation is based on the same factors as are described above for all executive officers pursuant to the Company's executive compensation philosophy. Mr. Ciechanover's increased salary in 1994 reflects the Company's financial performance over the past several years, the growth in the market value of the Company's common stock over the five years preceding the determination of his compensation, Mr. Ciechanover's personal involvement in most of the companies in which PEC has equity holdings and the Committee's subjective evaluation of Mr. Ciechanover's contribution to the business and management of the Company. Mr. Ciechanover retired as President of PEC at the end of 1994.

    Section 162(m) of the Internal Revenue Code, which became effective January 1, 1994, makes certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company. At this time, it is not anticipated that any executive officer of the Company will receive any such compensation in excess of the limit in 1995. Therefore, to date, the Board of Directors has not taken any action with respect to the new limit. The Board of Directors will continue to monitor this situation and will take appropriate action if it is warranted in the future.

    The report of the Committee shall not be deemed to be "soliciting material" or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "1933 Act"), or under the Securities Exchange Act of 1934, as amended (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                            Compensation Committee:

                           Raphael Recanati, Chairman
                                 James S. Crown

                              Board of Directors:

         Raphael Recanati, Chairman            Hermann Merkin
         Frank J. Klein                        Harvey M. Meyerhoff
         Robert H. Arnow                       Alan S. Rosenberg
         Joseph Ciechanover                    Herbert M. Singer
         James S. Crown                        Dov Tadmor
         Roger Cukierman                       Richard S. Zeisler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Raphael Recanati was Chairman of the Compensation Committee and is Chairman of the Company. Mr. Recanati is not an employee of the Company and does not receive any compensation from the Company. Mr. Recanati is Chairman and Managing Director of IDB Holding and IDB Development. Mr. Ciechanover, who was President of PEC until December 31, 1994, serves as a director of both of these companies and participated in the deliberations of the Board of Directors of PEC in 1994 concerning the bonus amounts for PEC's executive officers. Mr. Ciechanover did not receive a bonus in 1994.

    IDB Development and a subsidiary of PEC are parties to an agreement under which IDB Development provides management and advisory services, including accounting services and obtaining and compiling financial information and reports, for an annual fee of $130,000. PEC has an agreement with a subsidiary of IDB Development under which each party provides administrative services to the other party and offers the other party equal participation in business opportunities for a fee of 2 1/2% of the equity invested by the paying party in business opportunities initiated or initially presented by the other party. In 1994, PEC paid the subsidiary of IDB Development $110,000 under this agreement. PEC has made investments in and loans to affiliates of IDB Holding.

PERFORMANCE GRAPH

    The following graph compares for the five fiscal years beginning January 1, 1990 the yearly change in the year end stock price of PEC with the cumulative total return (change in year end stock price plus reinvested dividends) of the Standard & Poor's 500 Stock Index and an index composed of American Israeli Paper Mills Limited (an Israeli industrial company), Ampal American Israel Corporation (an American holding company that acquires interests in companies located in Israel or related to Israel), Elron Electronic Industries Ltd. (an Israeli holding company which is an affiliate of PEC that acquires interests in high technology companies located in Israel or related to Israel), Etz Lavud Ltd. (an Israeli industrial company) and Israel Land Development Company Ltd. (an Israeli company that engages in the development and rental of real estate, hotel management, insurance and publishing and other commercial media business) (the "Peer Group Index"), all of which are publicly traded in the United States.

                          FIVE YEAR CUMULATIVE RETURN*
                 PEC, S&P 500 STOCK INDEX AND PEER GROUP INDEX
                         ($100 INVESTED ON 12/31/1989)


                                        S&P 500       Peer
                                         Stock       Group
                 Date        PEC         Index       Index
               -------------------------------------------
               12/31/89     $100.00     $100.00     $100.00
               12/31/90     $112.50      $96.89     $123.92
               12/31/91     $252.08     $126.28     $200.78
               12/31/92     $464.58     $135.88     $269.80
               12/31/93     $520.83     $149.52     $333.40
               12/31/94     $475.00     $151.55     $204.02
- ------------

* Assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1989 and that all dividends were reinvested, except that public trading in the United States of the stock of Israel Land Development Company Ltd., a component of the Peer Group Index, began on December 4, 1990. The Peer Group Index has been weighted based on market capitalization. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Company's performance graph does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

                       INFORMATION AS TO SHARE OWNERSHIP

    The following table shows, as of April 14, 1995, the number of shares of PEC common stock owned by directors who are not nominees for reelection, by the executive officers named in the Summary Compensation Table (other than Joseph Ciechanover whose holdings of PEC common stock are listed under "Election of Directors") and by all directors and executive officers as a group.

                                                 NUMBER AND PERCENTAGE
                                                OF SHARES OF PEC COMMON
                                                  STOCK BENEFICIALLY
                                                 OWNED AS OF APRIL 14,
        NAME OF BENEFICIAL OWNER(1)                     1995(2)
- --------------------------------------------    -----------------------
James S. Crown..............................             3,000
Herbert M. Singer...........................             2,000
Dov Tadmor..................................              -0-
James I. Edelson............................             1,000
William Gold................................             1,000
Directors and Executive Officers as a Group      13,229,892--70.5%(3)

- ------------

(1) Messrs. Crown, Singer and Tadmor are directors of the Company and Messrs. Edelson and Gold are executive officers of the Company.

(2) None of the directors or executive officers listed in the table beneficially owns as much as 1% of the outstanding common stock of PEC. The amount shown for Mr. Gold includes 500 shares of PEC common stock owned by Mr. Gold's wife. Mr. Gold disclaims beneficial ownership of these shares. Except as indicated for Mr. Gold, the amounts shown represent shares of PEC common stock as to which the person has sole voting and dispositive power.

(3) Persons who are directors or executive officers have sole power to vote and direct the disposition of 34,800 shares (less than 1% of the outstanding shares of the Company) and share with other persons the power to vote and direct the disposition of 13,195,092 shares (70.3% of the outstanding shares).

    The Company's directors and officers are required to file reports with the Securities and Exchange Commission relating to their ownership of the Company's common stock. During 1994, Mr. Meyerhoff mistakenly filed four days after the due date a Form 4, Statement of Changes of Beneficial Ownership of Securities, covering sales of PEC common stock.

    Direct holders of more than 5% of the shares of PEC common stock as of April 14, 1995 were as follows:

        IDB Development Corporation Ltd........    13,193,592 shares (70.3%)
        "The Tower"
        3 Daniel Frisch Street
        Tel Aviv, Israel

    IDB Holding, which owns approximately 71% of the voting securities of IDB Development and has the same address as IDB Development, may, by reason of such holdings, be deemed the beneficial owner of the PEC common stock held by IDB Development. Accordingly, IDB Holding may be deemed a beneficial owner of an aggregate of 13,193,592 shares, or 70.3% of the outstanding PEC common stock. By reason of their positions with and control of voting shares of IDB Holding, Messrs. Raphael Recanati, of New York, New York, and Jacob Recanati, of Haifa, Israel, who are brothers, and Leon Recanati, of Tel Aviv, Israel, and Judith Yovel Recanati, of Herzliya, Israel, who are brother and sister, may each be deemed to share the power to direct the voting and disposition of the outstanding shares of

PEC common stock owned by IDB Development and may each, under existing regulations of the Securities and Exchange Commission, therefore be deemed a beneficial owner of these shares. Leon Recanati and Judith Yovel Recanati are the nephew and niece of Raphael and Jacob Recanati. Companies the Recanatis control hold approximately 52.4% of the outstanding Ordinary Shares of IDB Holding.

    No other persons are known by the Company to own beneficially more than 5% of the outstanding shares of PEC common stock.

OTHER MATTERS

    Representatives of Arthur Andersen LLP and Haft & Gluckman LLP, who were the Company's auditors for 1994 and who have been selected as the Company's auditors for 1995, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

    The Board of Directors of PEC does not know of any other matters to be brought before the meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment. The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies for the Annual Meeting of Shareholders are being borne by PEC.

1996 SHAREHOLDERS MEETING

    The Board of Directors of PEC will consider proposals intended for inclusion in the proxy materials relating to the next annual meeting of shareholders. These proposals must be submitted to and received at PEC's office no later than December 29, 1995 and must otherwise comply with applicable laws and regulations.

                                          By Order of the Board of Directors,

                                                        JAMES I. EDELSON,
                                                  Executive Vice President and
                                                            Secretary

New York, New York
April 27, 1995

PROXY                                                                     PROXY
                         PEC Israel Economic Corporation

            This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Raphael Recanati, Frank J. Klein and James
I. Edelson, and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of PEC Israel Economic Corporation held of record by the undersigned on April 18, 1995 at the annual meeting of shareholders to be held on May 23, 1995 or any adjournment thereof.

           (continued and to be signed and dated on the reverse side)


1. ELECTION OF DIRECTORS
                                           R. Recanati,  F. Klein, R.  Arnow, J. Ciechanover, E.  Cohen, R. Cukierman,   A.
                                           Jaffe,  H. Merkin, H. Meyerhoff, A. Rosenberg,
                                           R. Zeisler




    FOR ALL          WITHHOLD
   NOMINEES        AUTHORITY to            (INSTRUCTION: To withhold authority to vote for any individual nominee write
LISTED (except     vote for all            that nominee's name on the line provided below.)
 as marked to     nominees listed
 the contrary)
      / /              / /
                                           ------------------------------------------------------------------------------



2. In their discretion, the Proxies        This proxy when properly executed will be voted in the manner directed herein by
   are authorized to vote upon such        the undersigned shareholder. If no direction is made, this proxy will be voted
   other business as may properly          for the election of the nominees named in Proposal 1. If more than one of said
   come before the meeting.                proxies or their substitutes shall be present and vote at said meeting, or any adjournment thereof, a majority of them so present and voting (or if only one be present and vote, then that one) shall have and may exercise all the powers hereby granted.

                                                                         Please sign below exactly as your name appears.
                                                                         When shares are held by joint tenants, both
                                                                         should sign. When signing as attorney, executor,
                                                                         administrator, trustee or guardian, please give
                                                                         full title as such. If a corporation, please
                                                                         sign in full corporate name by president or
                                                                         other authorized officer. If a partnership,
                                                                         please sign in partnership name by authorized
                                                                         person.


                                                                         DATED_____________________________________, 1995

                                                                         ________________________________________________
                                                                         Signature

                                                                         ________________________________________________
                                                                         Signature if held jointly


"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA                    Please mark, sign, date and return the Proxy Card promptly
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"                   using the enclosed envelope which requires no postage when mailed in the U.S.A.

